EXHIBIT 99.2

JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of  a statement on Schedule 13D and any amendments thereto with respect to the common shares of Big Digital Energy, Inc. beneficially owned by each of them.  This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.
Dated:  July 2, 2026

ENDEAVOUR BLOCKCHAIN LLC

By: /s/ Joshua Kilgore
Name: Joshua Kilgore Title: Managing Member
/s/Joshua Kilgore

/s/ Cody Smith

PM SQUARED, LLC

By: /s/ Phillip Stanley
Name: Phillip Stanley Title Managing Member

/s/ Phillip Stanley
SIX THIRTY AI, LLC

By: /s/ Cody Smith
Name: Cody Smith Title: Managing Member